NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (August 1, 2006) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended June 30, 2006, of $5,178,000 or $0.61 per share. This compares to net income of $4,715,000 or $0.56 per share for the quarter ended March 31, 2006, and compares to net income of $6,401,000 or $0.75 per share for the quarter ended June 30, 2005.
     Net income for the nine months ended June 30, 2006, was $15,102,000 or $1.79 per share, compared to net income of $19,387,000 or $2.29 per share for the nine months ended June 30, 2005.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park and Leawood, Kansas.

                (Financial Highlights Schedule Attached)



NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/06      3/31/06      6/30/05     6/30/06      6/30/05
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   11,621       11,621       13,262       35,502       39,083
Provision for loan losses                     250           93           --          408          417
Non-interest income                         6,622        5,321        6,890       17,784       19,418
Non-interest expense                        9,571        9,482       10,150       28,950       27,706
Income tax expense                          3,244        2,652        3,601        8,826       10,991
                                           -------      -------      -------      -------     -------
   Net income                          $    5,178        4,715        6,401       15,102       19,387
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,550,347    1,550,342    1,512,590    1,550,347   1,512,590
Total loans and mortgage-backed
  and related securities                 1,462,586    1,461,824    1,424,882    1,462,586   1,424,882
Customer and brokered deposit
  accounts                                 886,899      907,286      749,427      886,899     749,427
Stockholders' equity                       153,382      151,966      145,283      153,382     145,283


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     18.33        18.05        17.20        18.33       17.20
Earnings per share                            0.61         0.56         0.75         1.79        2.29
Cash dividends paid per share                0.225         0.225       0.225         0.90        1.45


Return on assets (annualized net income
  divided by total average assets)           1.34%        1.22%        1.72%        1.30%       1.80%

Return on equity (annualized net income
  divided by average stockholder's equity)  13.57%       12.51%       17.91%       13.32%      18.19%


Weighted average shares outstanding      8,396,165    8,417,442    8,447,893    8,416,356   8,452,926
